EXHIBIT 99.1

Investor Contact:	Suzanne DuLong or Jessica Towns
CIENA Corporation
(888) 243-6223
email: ir@ciena.com

Press Contact:	Denny Bilter or Glenn Jasper
CIENA Corporation
(877) 857-7377
email: pr@ciena.com

FOR IMMEDIATE RELEASE

CIENA ANNOUNCES COMPLETION OF WAVESMITH TRANSACTION

LINTHICUM, Md. – June 16, 2003 – CIENA Corporation (NASDAQ: CIEN), a leading provider of global network solutions, today announced it completed its acquisition of WaveSmith Networks, Inc. According to the agreement announced April 9, 2003, CIENA acquired all outstanding shares of WaveSmith and assumed all outstanding options and warrants in exchange for approximately 36 million shares of CIENA common stock.

Excluding the value of CIENA common stock issuable to CIENA as a result of a previous investment in WaveSmith, the price paid in the transaction was approximately $178 million, based on the closing price of CIENA’s common stock on Friday, June 13, 2003.

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ABOUT CIENA
CIENA Corporation delivers innovative network solutions to the world’s largest service providers, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.